Exhibit 4.2

UCOMMUNE INTERNATIONAL LTD

Number

Incorporated under the laws of the Cayman Islands

Share capital is US$600,000 divided into

(i) 20,000,000 Class A Ordinary Shares of a par value of US$0.024 each and

(ii) 5,000,000 Class B Ordinary Shares of a par value of US$0.024 each

THIS IS TO CERTIFY THAT                       is the registered holder of                        Class [   ] Ordinary Share(s) in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the            day of            20         by:

DIRECTOR